                                                                      Exhibit 11
                        Calculation of Earnings per Share

                                                                     Year ended December 31,
                                                                     -----------------------
                                                               1997             1996             1995
                                                               ----             ----             ----
Canadian GAAP
Net loss for the year                                      $(2,995,559)      $(1,314,126)     $ (615,315)
Weighted average number of common shares o/s for the
year                                                        17,979,443         9,564,501       5,759,927
Loss per share is net loss divided by weighted
average # o/s                                              $     (0.17)      $     (0.14)     $    (0.11)

US GAAP
Net loss for the year                                      $(2,996,976)      $(1,314,126)     $ (148,120)
Weighted average number of common shares o/s during
the year                                                    17,979,443         9,564,501       5,759,927
Loss per share is net loss divided by weighted
average # o/s                                              $     (0.17)      $     (0.14)     $    (0.03)
Pro-forma loss for the year                                $(5,745,103)      $(1,940,126)     $ (332,497)
Pro-forma loss per share is pro-forma loss divided
by weighted average # o/s                                  $     (.032)      $     (0.20)     $    (0.06)